Exhibit 10.3

December [•], 2008

[Name]

[Address]

Dear [Name],

First Financial Bancorp. (the “Corporation”) anticipates entering into a Securities Purchase Agreement (the “Agreement”) with the United States Department of Treasury (the “Treasury”) which provides, among other things, for the Treasury’s purchase of securities issued by the Corporation.  This purchase is expected to occur as part of the Company’s participation in the Treasury’s Troubled Asset Relief Program—Capital Purchase Program (the “Program”).

As a condition to the closing of the investment contemplated by the Agreement, the Corporation is required to take certain actions with respect to compensation arrangements of its senior executive officers.  The Corporation has determined that you are or may be a senior executive officer for the purposes of the Program.  To comply with the requirements of the Program, and in consideration of the benefits that you will receive as a result of the Corporation’s participation in the Program and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you agree as follows:

(1)
No Golden Parachute Payments.  You will not be entitled to receive from the Corporation any Golden Parachute Payments (as defined below) during any period in which the Treasury holds an equity or debt position acquired from the Corporation under the Program (the “Covered Period”).  The Corporation shall work with you between the date first listed above and December 31, 2008 in order to determine the potential payments and benefits which may be subject to the foregoing limitation and, if necessary, to determine the order in which such payments and benefits shall be reduced, if necessary.

(2)
Recovery of Bonus and Incentive Compensation.  You will be required to and shall return to the Corporation any bonus or incentive compensation paid to you by the Corporation during the Covered Period if such bonus or incentive compensation is paid to you based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3)
Compensation Program Amendments.  Each of the Corporation’s compensation, bonus, incentive and other benefit plans, arrangements and agreements, including your Employment Agreement (all such plans, arrangements and agreements, the “Benefit Plans”) are hereby amended to the extent necessary to give effect to provisions (1) and (2) above.  The Corporation is also required, as a condition of participation in the Program, to review the Benefit Plans to ensure that they do not encourage the Corporation’s senior executive officers to take unnecessary and excessive risks that threaten the value of the Corporation.  To the extent that the Corporation determines that the Benefit Plans must be revised as a result of such review, you and the Corporation agree to negotiate and effect such changes promptly and in good faith.

(4)	Definitions and Interpretations. This letter shall be interpreted as follows:

•	“Interim Final Rule” shall mean the interim final rule issued by the Treasury at 31 C.F.R. Part 30, effective on October 20, 2008

•	“Senior Executive Officer” means the Corporation’s “senior executive officers” as defined in Q&A 2 of the Interim Final Rule.

•	“Golden Parachute Payments” shall have the meaning set forth in Q&A 9 of the Interim Final Rule.

•	The term “Corporation” includes any entities treated as a single employer with the Corporation under Q&A 1 and Q&A 11 of the Interim Final Rule.

(5)
Miscellaneous.  To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the State of Ohio.  This letter may be executed in two or more counterparts, each of which will be deemed to be an original.  A signature transmitted by facsimile will be deemed an original signature.

(6)
While effective, this letter agreement applies to and modifies any previous agreements or understandings, including your employment agreement, between you and the Corporation. If the Treasury does not purchase the securities contemplated by the Agreement, then this letter shall have no force or effect.  Additionally, when the Treasury no longer holds securities or debt of the Corporation acquired under the Program, this letter shall be of no further force or effect.  If you cease to be a Senior Executive Officer of the Corporation for the purposes of the Program, you shall be released from the restrictions and obligations set forth in this letter to the extent permissible under the Program.  If it is determined that you are not a senior executive officer of the Corporation as of the date first set forth above, this letter shall have no force or effect.

Please indicate your agreement to the terms and conditions set forth in this letter by executing it and returning it to Gregory Gehlmann, Senior Vice President and General Counsel, by December [•], 2008.

[Signature Page Follows]

Sincerely,

FIRST FINANCIAL BANCORP.

By:
Name:
Title:

Intending to be legally bound, I agree with and accept the foregoing terms on the date set forth below.

By:
Name:
Title:
Date: